EXHIBIT 21.1
COLE CREDIT PROPERTY TRUST, INC.
LIST OF SUBSIDIARIES

Entity (1)	Jurisdiction of Incorporation or Organization
Cole Operating Partnership I, LP	Delaware

(1)	Does not include subsidiaries of Cole Operating Partnership I, LP which hold our investment assets.